Exhibit 99.1

[LOGO] HGS

HUMAN GENOME SCIENCES, INC. 9410 Key West Avenue, Rockville, Maryland 20850

FOR IMMEDIATE RELEASE

CONTACTS:
Steven C. Mayer Senior Vice President & Chief Financial Officer
301/309-8504
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003

HUMAN GENOME SCIENCES REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF 2003

ROCKVILLE, Maryland - April 24, 2003 - Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today financial results for the first quarter ended March 31, 2003.

The Company reported a net loss of $41.3 million, or $0.32 per share, for the quarter ended March 31, 2003. This compares with a net loss of $38.3 million, or $0.30 per share, for the quarter ended March 31, 2002.

The Company reported revenues of $1.6 million for the quarter ended March 31, 2003. This compares with revenues of $0.6 million for the quarter ended March 31, 2002. The increase in revenues is due to a clinical milestone payment from Human Genome Sciences’ partner, GlaxoSmithKline, related to the initiation of human clinical trials of 659032, a small-molecule inhibitor of lipoprotein-associated phospholipase A2 (Lp-PLA2), for the treatment of cardiovascular disease.

Total costs and expenses decreased during the first quarter as compared to the year-earlier period as a result of the Company’s ongoing efforts to increase efficiency and to conserve its cash. This decrease was partially offset by

1

increased manufacturing activities, and increased investment in the Company’s drugs in clinical and preclinical development.

At March 31, 2003, cash and short-term investments totaled $1.44 billion, including $240.2 million of restricted investments. This compares to $1.49 billion, including $205.4 million of restricted investments at December 31, 2002. The increase in restricted investments is related to lease financing arrangements for the Company’s corporate, manufacturing and research and development facilities.

As of March 31, 2003, there were approximately 129.0 million shares of Human Genome Sciences common stock outstanding.

William A. Haseltine, Ph.D., Chairman and Chief Executive Officer, said, “We continue to make significant progress toward bringing new drugs to patients, based on our understanding of the human genome. In 2003 to date, we have reported significant clinical development milestones for a number of our products, and we look forward to significant additional milestones later in the year. Human Genome Sciences is now a company that emphasizes early to mid-stage drug development while maintaining very significant strengths in drug discovery.”

Steven C. Mayer, Senior Vice President and Chief Financial Officer, said, “We are pleased to have achieved a moderation in the rate at which our research and development expenses have increased and also to have decreased our overall spending from prior periods. This reflects our determination to conserve cash, a strategic asset, while at the same time continuing to advance our drugs in clinical and preclinical development. We believe that the Company’s cash reserves are sufficient to cover our operating expenses over the next several years.”

HIGHLIGHTS OF THE QUARTER

Products

Human Genome Sciences provided the following update on three of its drugs. The Company has advanced eight drugs to clinical trials:

LymphoStat-BTM: On April 21, Human Genome Sciences announced results from a Phase 1 clinical trial of LymphoStat-B, a human monoclonal antibody to B-lymphocyte stimulator (BLySTM). The results demonstrate that LymphoStat-B is well tolerated, and biologically active in patients with systemic lupus erythematosus (commonly referred to as lupus).

2

LymphoStat-B has received a Fast Track Product designation from the U.S. Food and Drug Administration (FDA) for the treatment of systemic lupus erythematosus. For a new drug to be designated a Fast Track Product, the condition it is designed to treat must be serious or life-threatening, and must represent an unmet medical need.

The Company has met with its clinical investigators and the FDA, and plans to advance LymphoStat-B to Phase 2 clinical trials in lupus soon. In addition, Human Genome Sciences announced that it will initiate Phase 2 clinical trials of LymphoStat-B for the treatment of rheumatoid arthritis.

BLyS is believed to play an important contributory role in both lupus and rheumatoid arthritis. Inhibiting the biological activity of BLyS by treatment with LymphoStat-B may be beneficial for patients with either disease.

Repifermin: Shortly after the close of the first quarter, Human Genome Sciences announced results from a Phase 2 trial of repifermin (keratinocyte growth factor-2, KGF-2). The results demonstrate that repifermin is well tolerated and shows efficacy in treating cancer therapy-induced mucositis. The Company plans to meet with the FDA, clinical investigators, and its partner, GlaxoSmithKline, to determine the best path forward for confirming the efficacy and safety of repifermin for this clinical indication.

ABthraxTM: In March, Human Genome Sciences announced the discovery and development of a human monoclonal antibody drug called ABthrax that is effective in protecting against the lethal effects of anthrax in multiple experimental models in animals. A single dose of ABthrax increases survival significantly in both rabbit and non-human primate models of inhalational anthrax. The Company plans to develop ABthrax for use as a prophylactic and therapeutic drug to prevent and treat anthrax infections, and expects to file an Investigational New Drug (IND) application in the near future, seeking clearance from FDA to begin clinical trials to evaluate the safety, tolerability, and pharmacology of ABthrax in healthy adults.

Partnerships

During the quarter, GlaxoSmithKline commenced clinical trials of 659032, a second small-molecule inhibitor of lipoprotein-associated phospholipase A2 (Lp-PLA2). Lp-PLA2 is an enzyme associated with the formation of atherosclerotic plaques. 659032 is the third genomics-derived small molecule drug arising from the Human Genome Sciences-GlaxoSmithKline collaboration to enter clinical development. The Company received a clinical milestone payment from GlaxoSmithKline in the first quarter in recognition of the initiation of clinical trials of 659032. We are entitled to receive an additional milestone

3

payment if 659032 moves through clinical development into registration, and will receive royalties if the compound is commercialized successfully. In addition, the Company has an option to co-promote an approved drug in North America and Europe.

European Subsidiary

The Company announced the establishment of a new subsidiary, Human Genome Sciences Europe GmbH, with responsibility for European clinical trials of the Company’s evolving portfolio of new drugs in clinical and late-stage preclinical development. It is located in Dusseldorf, Germany.

CONFERENCE CALL

Human Genome Sciences will hold a conference call today to discuss this announcement. The conference call will be hosted by members of senior management at 10:00 am Eastern Time.

Investors may listen to the call by dialing 312/461-9314 or 800/437-3848, meeting number 474454, five to ten minutes before the start of the call. A replay of the call will be available for several days by dialing 719/457-0820 or 888/203-1112, meeting number 474454.

The conference call also will be webcast. Interested parties who wish to listen to the webcast should visit the Human Genome Sciences website at www.hgsi.com. The archive of the conference call will be available approximately several hours after the conference call and will be available for several days.

ABOUT HUMAN GENOME SCIENCES

Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based drugs to patients.

HGS, Human Genome Sciences, ABthrax, BLyS, and LymphoStat-B are trademarks of Human Genome Sciences, Inc.

Health professionals interested in more information about trials involving HGSI products are encouraged to inquire via the Contact Us section of the Human Genome Sciences web site, www.hgsi.com/products/request.html, or by calling us at (301) 610-5790, extension 3550.

4

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

(See selected financial information) # # #

5

HUMAN GENOME SCIENCES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2003	2002
	(dollars in thousands, except share and per share amounts)

Revenue - R&D collaborative contracts	$ 1,642	$ 642

Costs and expenses:
Research and development	46,293	45,587
General and administrative	9,665	10,799

Total costs and expenses	55,958	56,386

Income (loss) from operations	(54,316)	(55,744)
Net interest income	13,001	17,456

Income (loss) before taxes	(41,315)	(38,288)
Provision for income taxes	—	—

Net income (loss)	$ (41,315)	$ (38,288)

Net income (loss) per share, basic and diluted	$ (0.32)	$ (0.30)

Weighted average shares outstanding, basic and diluted	128,894,418	128,355,422

	March 31, 2003	December 31, 2002
BALANCE SHEET DATA	(dollars in thousands)

Cash, cash equivalents and short-term investments (a)	$1,439,524	$1,491,740
Total assets (a)	1,607,993	1,662,187
Total debt and capital lease, less current portion	503,201	503,281
Total stockholders’ equity	1,053,127	1,100,553

(a) Includes $240,196 and $205,352 in restricted investments at March 31, 2003, and December 31, 2002, respectively.

# # #

6